CONTRACT OF EMPLOYMENT

CONFIDENTIAL

11th August, 2006

Wayne Rockall
43 Duntroon Ave,
Roseville NSW 2069

Dear Wayne,

We are pleased to offer you employment for the position of Chief Executive Officer to be effective from 1st, September 2006. You will be located both initially working from home and as required at the Yarraman Winery in the Upper Hunter Valley and will be responsible to the Board. It is the intention subject to the acquisition of the company that we have discussed with you to establish a small Head Office in Sydney.

The position is subject to a four month performance assessed probationary period. The terms and conditions of your appointment are as follows.

This offer is subject to final approval by the board of directors of Yarraman Winery Inc.

Responsibilities of the Position

Key requirements of your position are detailed in the attached position description. This outlines the minimum responsibilities of your role. During the course of your employment, changes may be made to your duties, position description and the existing reporting structure. These changes will be made in consultation with you taking account of your skills, experience and performance.

Your continued employment is subject to satisfactory performance at all times.

Remuneration

Salary

Your remuneration package on commencement will be broken down into 3 components:

1) Salary Component – This will be comprised of a total remuneration package of $200,000 per annum, inclusive of superannuation, mobile phone & car allowance, payable monthly directly into your nominated bank or related account at the end of each month. This package is open to be structured in a way that best suits your personal requirements.

2) Bonus- An annual bonus of up to 100% of your salary package will be available based on 50% to be paid in cash and 50% to be paid in shares in Yarraman Winery Inc. The bonus will be based on mutually agreed upon key budget & performance criteria to be established by the board of directors and yourself.

3) Stock Options - You will be granted 250 000 stock options in Yarraman Winery Inc. These options will be covered under the Yarraman Winery Inc management and directors "Stock Option Plan". The options will vest over a 3 year period and can be exercised over the 3 years based on them vesting at 12/36th per annum. The options will be granted subject to you achieving agreed performance objectives.

Leave

Annual Leave

Annual leave is at the rate of four weeks per annum in addition to recognised public holidays. Unless special circumstances exist, annual leave may not be accumulated in excess of eighteen months' entitlement. No additional loadings are paid on Annual Leave as these form part of your normal remuneration package.

Long Service Leave

Long Service Leave entitlements are in accordance with the provisions of the Long Service Leave Act or appropriate award applying in the State of NSW. Accrued Long Service Leave should be taken as soon as practicable after becoming due.

Sick Leave

Sick leave days are available to salaried employees in alignment with statutory requirements. 5 sick days in the first year and 8 days every year thereafter. In the event of prolonged illness the Company adopts a sympathetic viewpoint, taking into consideration the prevailing circumstances.

Health, Safety and Environment

Your personal safety and the safety of those around you is our priority.

All employees are responsible for minimising or preventing loss. You must, at all times, perform your job in accordance with relevant Government Legislation and Regulations as well as established Company Policies and Operating Procedures, as amended from time to time. This may include Company sponsored medical monitoring, health surveys and environmental programs.

Equal Employment Opportunity and Workplace Harassment

Consistent with its Values, Yarraman Ltd is committed to equality of opportunity for all employees. As an employee of Yarraman you are required to respect and observe the Company's Equal Employment Opportunity Policy at all times. This provides all employees with fair access to employment related opportunities and benefits regardless of their race, gender, age, and other characteristics that are not relevant to the performance of the job.

The company believes it is the right of all employees to work in a harassment free environment. Workplace harassment, which is offensive behaviour, is detrimental to employee morale or constitutes unacceptable conduct in the workplace will not be tolerated under any circumstances.

Intoxicating Liquor and Drugs

Any employee found to be intoxicated or under the influence of drugs, or in a condition unfit for work as a result of consuming liquor or drugs on duty, will be subject to disciplinary action and/or the terms of the existing site drug and alcohol policy.

Security

For the purposes of safeguarding the Company's and employees' property, the Company reserves the right to examine any package or container when employees are on site, including when they are commencing or ceasing work.

The Company is not liable to take any measures whatsoever to secure your vehicle or your property or property in your control against any theft or damage caused by any person, whether employed by the Company or not, whilst your vehicle or property is on Company premises.

Company Vehicles/Drivers Licence

If you are required to drive a Company vehicle, then you must be the holder of a current driver's licence covering the class of vehicle to be driven.

If you are not the holder of a licence as above, or are disqualified from driving, you must notify the company immediately.

OUT OF POCKET EXPENSES

In the event you incur reasonable cost in relation to your work, the company will re-imburse (approved) work related expenses.

CONFIDENTIALITY

It is a condition of this offer that you agree that during your service with this Company, and at all times thereafter, you keep confidential and not without the Company's consent in writing, divulge to any persons or company, except in the proper course of your duties, any knowledge acquired by you as an employee, of any trade secrets or confidential information or any other information about the Company's property, finance, affairs or business which may come into your possession during or in the course of your employment. Upon termination of employment you will yield up to the Company all papers, records and documents, both hard copy and those stored electronically, in your possession relating to any of the above matters.

TERMINATION OF EMPLOYMENT

This contract of employment may be terminated by the giving of one month's written notice by either yourself or the Company during the four month probationary period. Salary in lieu of notice may be provided if the Company so determines, during your probationary period. Thereafter 3 months notice from both parties (other than for cause) will be required for the first 12 months (one year's employment with the company). For the period 12 months to 24 months of employment with the company a 4 months notice will be required. This notice period may be extended to a six month period if the company is successful in completing the acquisition of the target company that has been discussed.
These notice periods will apply unless inconsistent with legislative requirements.

If you commit any serious breach of the terms of your employment or are guilty of serious and willful misconduct the Company may terminate your employment without notice. In such a case you will be paid up to the time of dismissal only.

On termination you are required to return all property belonging to the Company, which is in your possession.

On behalf of Yarraman Winery Inc , I am delighted to make this offer to you and look forward to a long, prosperous and exciting chapter ahead.

ACCEPTANCE

By accepting this offer you agree to observe proper standards of conduct in all business transactions. You also agree not to act in any way which will conflict with the interests of the Company and immediately upon becoming aware of a conflict arising you must immediately notify the Company.

Please confirm your formal acceptance of all the terms and conditions detailed above by signing this letter in the place indicated.

Congratulations on your appointment, I trust you will find this role challenging and a source of personal and professional satisfaction.

Yours sincerely

Bill Stubbs
Chairman

I have read and understand the terms and conditions of this contract of employment as detailed herein. I agree to accept the ....offer of employment.

.... (Signature)
........./........../..........(Date)

DUTIES AND RESPONSIBILITIES

1. ACCOUNTABILITY OBJECTIVE

To grow and drive a publicly listed wine business, overseeing all functions, and with accountability for global markets, but with a personal focus on the domestic market, including direct sales to chains and management of the distributor.

Success will be measured in EBIT growth, free cash flow, and return on assets managed.

2. DIMENSIONS OF THE POSITION

Full P&L and B/S accountability for this US public listed company.

3. NATURE AND SCOPE

- Manage all functions of the organisation, including an overseeing of all financials in accordance with US Securities Law, and Human Relations issues.
- Oversee operations, with emphasis on focussing the business on creating wines for the markets, based on customer input.
- Manage the relationship with related company Universal Wines & Spirits contracted to manage all export markets, ensuing that UW&S focuses on the delivery of budgets while achieving the financial and brand positioning objectives.
- Personally manage all direct Australian sales and the Australian distributor to ensure all sales, gross profit, expenses budgets and promotional budgets are met while achieving budgeted net contribution.

<u>Australian Sales Duties and Responsibilities:</u>

- Determine and take responsibility for the direction of the domestic business, covering direct distribution to wholesalers, retail chains and by managing the Company's distributor.
- Implement approved marketing policy and ensure that the distributors' objectives are in line with sales targets and to achieve budgeted net contribution.
- Prepare sales budgets with the distributor and account for variances in results.
- To ensure net contribution objectives are met, control, direct and motivate distributor and their Sales Team.
- Direct training and motivational development of distributor.
- Develop and implement a plan to build business direct with Australian customers for exclusive brands or labels, including annual sales & marketing budgets/targets for volume, profit, deals and allowances to ensure delivery of budgeted net contribution of sales.

- Constantly review sales achievement against budgets and advise the Board of suggested corrective action where necessary.

Export Sales Duties and Responsibilities:

- Oversee and motivate the Wine and Spirits distribution business in all overseas markets and ensure that each market is well managed

- Manage all international agency principal relationships as first point of contact and secure Distribution Agreements according to Company guidelines. Manage the marketing operation focusing on design. implementation and monitoring of agency marketing promotions within established A&P guidelines.

- Design and implement all marketing campaigns, with a clearly tailored program for each relevant trade customer. Implement a 12 month calendar of marketing plans. Ensure that all marketing budgets are met and all costs and kept within defined parameters.

- Institute a clear marketing plan with each key distributor and keep them updated of forthcoming plans.

- Review all marketing activities and maximise trade spend, minimising above the line expenditure.

- Manage the export sales operation focusing on the delivery of budgets while achieving company objectives. To ensure all sales. gross profit, expenses budgets and promotional budgets are met while achieving budgeted net contribution.

- Implement approved marketing policy and ensure that the export distributors' objectives are in line with sales targets and to achieve budgeted net contribution.

- Prepare export sales budgets and account for variances in results, focus on UK. US and Canada . Develop Asian and European opportunities.

- To ensure net contribution objectives are met. control, direct and motivate overseas distributors and their respective Sales Teams.

- Direct training and motivational development of overseas distributors.

- In line with company objectives develop annual sales & marketing budgets/targets for volume, profit, deals and allowances to ensure delivery of budgeted net contribution of export.

- Constantly review sales achievement (actuals) against budgets and advise GM of suggested corrective action where necessary.

- Analyse sales data for trends and develop brand strategies to support overseas distributor's sales and marketing objectives.

- Oversee/manage the preparation of sales and A&P reports as required (eg. for the Board).

- Monitor and report on competitor activity as required.
- Maintain regular communication with overseas distributors.

Marketing:

- Maintain communication with overseas distributors with regard to budgets. sales performance, allocations, pricing and brand image.
- Ensure promotional programs are implemented and monitored.
- Provide follow-up and feedback to overseas distributors on actions.